                                                                     EXHIBIT 5.1


April 9, 2001


Cymer, Inc.
16750 Via Del Campo Court
San Diego, CA 92127


Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Cymer, Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of 336,109 shares of the Company's Common Stock, par value $0.001 per share (the "Shares"), issuable upon exercise of outstanding options originally granted under the Active Control eXperts, Inc. 1993 Stock Option Plan (the "ACX Plan"), and assumed by the Company.

In connection with this opinion, we have examined the Registration Statement, your Articles of Incorporation, as amended, and By-laws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. Our opinion is limited to the effect of the General Corporation Laws of the State of Nevada as in effect as of the date hereof. Accordingly, we express no opinion with respect to the effect of any other laws.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and the ACX Plan will be validly issued, fully paid and nonassessable.

Except as set forth in the preceding sentence, this opinion may not be relied upon by any other person, or used by you for any other purposes, without our prior written consent.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

ALLISON, MACKENZIE, HARTMAN,
SOUMBENIOTIS & RUSSELL, LTD.

By:  /s/ Audrey P. Damonte
   --------------------------